UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                  Viragen, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   927638 10 6
                         ------------------------------
                                  (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                      (Continued on the following page(s))

                                Page 1 of 3 pages

          CUSIP No. 927638 10 6        13G/A             Page 2 Of 3 Pages

-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    WHRS Investment Management, Inc.
                    59-1380865
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (A) [  ]
                    N/A                                        (B) [  ]
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3         SEC USE ONLY
-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Palm Beach County, Florida
                   USA
-------------------------------------------------------------------------------
NUMBER OF           5          SOLE VOTING POWER

SHARES                             -0-
                   ------------------------------------------------------------
BENEFICIALLY        6          SHARED VOTING POWER

OWNED BY                           -0-
                   ------------------------------------------------------------
EACH REPORTING      7          SOLE DISPOSITIVE POWER

PERSON                             2,211,642
                   ------------------------------------------------------------
WITH                8          SHARED DISPOSITIVE POWER

                                   -0-
                   ------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 2,211,642
-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              4.48%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                 IA
-------------------------------------------------------------------------------

          CUSIP No. 927638 10 6        13G/A             Page 3 Of 3 Pages


ITEM 1(A):        Name of Issuer:   Viragen, Inc.

ITEM 1(B):        Address of Issuer's Principal Executive Offices:
                  865 SW 78 Ave., Suite 100
                  Plantation, FL  33324

ITEM 2(A):        Name of Person Filing: WHRS Investment Management, Inc.

ITEM 2(B):        Address of Principal Business Office:
                  4440 PGA Blvd, Suite 308
                  Palm Beach Gardens, FL 33410

ITEM 2(C):        Citizenship;  USA

ITEM 2(D):        Title of Class of Securities:  Common

ITEM 2(E):        CUSIP Number:  92763810 6

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Act

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act

                  (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

                  (d) [ ] Investment Company registered under section 8 of the
                          Investment Company Act

                  (e) [X] Investment Adviser registered under section 203 of the
                          Investment Advisers Act of 1940

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see sectionsign240.13d-1(b)(1)(ii)(F)

                  (g) [ ] Parent Holding Company, in accordance with
                          sectionsign240.13d-1(b)(ii)(G) (Note: See Item 7)

                  (h) [ ] Group, in accordance with
                          sectionsign240.13d-1(b)(1)(ii)(H)

ITEM 4:           OWNERSHIP

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount Beneficially Owned:   2,211,642

(b) Percent of Class:            4.48%

(c) Number of shares as to which such person has:

    (i)   sole power to vote or to direct the vote                   -0-
    (ii)  shared power to vote or to direct the vote                 -0-
    (iii) sole power to dispose or to direct the disposition of      2,211,642
    (iv)  shared power to dispose or to direct the disposition of    -0-


ITEM 5:           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6:           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON: N/A

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY: N/A

ITEM 8:           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: N/A

ITEM 9:           NOTICE OF DISSOLUTION OF GROUP: N/A

ITEM 10:          CERTIFICATION:

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(*b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     12/8/97
                ------------------------------------------------
                                      Date

                         /s/ Richard C. Sunshine, Pres.
                 -----------------------------------------------
                                   Signature

                         Richard C. Sunshine, President
                 -----------------------------------------------
                                   Name/Title